Exhibit 10.2
TIER 1 — CEO
CHANGE IN CONTROL AGREEMENT
     This Change in Control Agreement (the “Agreement”) is made and entered into as of February 7, 2006 by and between Hillenbrand Industries, Inc., an Indiana corporation (the “Company”), and Peter H. Soderberg (the “Executive”) to be effective and binding between the parties hereto if and only if Executive is elected by the Board of Directors of the Company to be the President a Chief Executive Officer of the Company, provided, however, that, Executive shall not be entitled to receive any of the benefits or rights under this Agreement if a Change in Control (as defined herein) occurs prior to the Start Date (as defined in the Employment Agreement dated of even date herewith between the Company and Executive).
     WHEREAS, the Company considers it essential to the best interests of its shareholders to foster continuous employment by the Company and its subsidiaries of their key management personnel;
     WHEREAS, the Compensation and Management Development Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company has recommended, and the Board has approved, that the Company enter into Change in Control Agreements with key executives of the Company and its subsidiaries who are from time to time designated by the management of the Company and approved by the Committee;
     WHEREAS, the Committee and the Board believe that Executive has made valuable contributions to the productivity and profitability of the Company and consider it essential to the best interests of the Company and its shareholders that Executive be encouraged to remain with the Company; and
     WHEREAS, the Board believes it is in the best interests of the Company and its shareholders that Executive continue in employment with the Company in the event of any proposed Change in Control (as defined below) and be in a position to provide assessment and advice to the Board regarding any proposed Change in Control without concern that Executive might be unduly distracted by the personal uncertainties and risks created by any proposed Change in Control:
     NOW, THEREFORE, the Company and Executive agree as follows:
     1. Termination following a Change in Control. After the occurrence of a Change in Control, the Company will provide or cause to be provided to Executive the rights and benefits described in Section 2 hereof in the event that Executive’s employment with the Company and its subsidiaries is terminated:

          (a) by the Company for any reason other than on account of his death, permanent disability, retirement or for Cause at any time prior to the third anniversary of a Change in Control;
          (b) by Executive for Good Reason at any time prior to the third anniversary of a Change in Control; or
          (c) by Executive for any reason at any time prior to the 30th day following the first anniversary of the Change in Control.
     Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs and if the Executive’s employment with the Company is terminated by the Company, without Cause, prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or anticipation of a Change in Control which subsequently occurs within 3 months of such termination, then for purposes of this Agreement (including Section 3 hereof) a Change in Control shall be deemed to have occurred on the day immediately prior to such termination of employment and all references in Section 2 to payments within a specified period as allowed by law following “Termination” shall instead be references to the specified period following the Change in Control.
     The rights and benefits described in Section 2 and 3 hereof shall be in lieu of any severance payments otherwise payable to Executive under any employment agreement or severance plan or program of the Company or any of its subsidiaries but shall not otherwise affect Executive’s rights to compensation or benefits under the Company’s compensation and benefit programs except to the extent expressly provided herein.
2. Rights and Benefits Upon Termination.
     In the event of the termination of Executive’s employment under any of the circumstances set forth in Section 1 hereof (“Termination”), the Company shall provide or cause to be provided to Executive the following rights and benefits provided that Executive executes and delivers to the Company within 30 days of the Termination a Release in the form attached hereto as Exhibit A:
          (a) a lump sum payment in cash in the amount of three times Executive’s Annual Base Salary (as defined below), payable after (i) six (6) months following Termination if the Executive is covered by Code Section 409A(a)(2)(B)(i) of the Internal Revenue Code (“Code”) (Section 409A of the Code is hereunder referred to as “Section 409A”) or (ii) if executive is not covered by Code Section 409A(a)(2)(B)(i) (or payments deemed exempt from Section 409A), payment shall be made within 30 days of Termination;
          (b) for the 36 months following Termination, continued health and medical insurance coverage for Executive and his dependents substantially comparable (with regard to both benefits and employee contributions) to the coverage provided by the Company immediately prior to the Change in Control for active employees of equivalent rank. From the end of such 36-month period until Executive attains Social Security Retirement Age, Executive shall have the right to purchase (at COBRA rates applicable to such coverage) continued coverage for himself and his dependents under one or more plans maintained by the Company for its active employees, to the extent Executive would have been eligible to purchase continued coverage under the plan in effect immediately prior to the Change in Control had his employment terminated 36 months following Termination;
          (c) continuation for Executive, for a period of three years following Termination, of the Executive Life Insurance Bonus Plan (if any) provided for Executive by the Company immediately prior to the Change in Control and the group term life insurance program provided for executive immediately prior to the Change in Control;
          (d) a lump sum payment in cash, payable within 30 days or six months, if payment is subject to rules of Section 409A, of Termination, equal to all accrued and unpaid vacation, reimbursable business expenses, and similar miscellaneous benefits as of the Termination; and
          (e) a monthly pension annuity benefit starting at age 62 or the current age, if later (in the form of a joint and 50% survivor annuity) equal to the difference between (i) the monthly Pension Plan annuity benefit, the monthly Supplemental Pension Plan annuity benefit if Executive is a participant in the Supplemental Pension Plan, and any additional pension benefit provided in an offer letter (or other written document signed by an authorized officer of the Company other than Executive) if Executive is subject to any such letter or document, which Executive will receive starting at age 62 or the current age, if later (in the form of a joint and 50% survivor annuity), and (ii) the monthly pension annuity benefit he would have received starting at age 62 or the current age, if later under such plan(s) and/or offer letter, as in effect on or after the date hereof, (in the form of a joint and 50% survivor annuity) calculated as if Executive had earned three additional years of service and pay at his Annual Base Salary (and for purposes of calculating Average Monthly Earnings as defined in the Pension Plan, Executive Annual Base Salary shall be annualized for any portion of the imputed service period which is less than a full calendar year and such portion of the year shall be eligible to be counted). The monthly pension annuity benefit described in the prior sentence shall be paid at the same time(s) and in the same form as Executive’s benefit under the Pension Plan (with the same actuarial adjustments as used in calculating benefits under the Pension Plan and subject to the payment election rules of Section 409A). The benefit provided for in this paragraph shall be funded in a rabbi trust prior to the Change in Control. For purposes of this subparagraph (e), the benefit under clause (ii) will be calculated as though the Pension Plan and any applicable Supplemental Pension Plan as in effect on or after date hereof, remained the same.
          (f) a lump sum payment in cash for amounts accrued as of the Termination and an additional amount equal to the amounts accrued for the last 12 months times three (3) immediately prior to the Termination Date in any of the Defined Contribution, Matching Account and/or Supplemental Contribution Account, payable after (i) six (6) months following Termination if the Executive is covered by Code Section 409A(a)(2)(B)(i) of the Internal

Revenue Code or (ii) if executive is not covered by Code Section 409A(a)(2)(B)(i) (or payments deemed exempt from Section 409A), payment shall be made within 30 days of Termination;
3. Additional Benefits Upon A Change in Control.
     Upon the occurrence of a Change in Control, so long as Executive is an employee of the Company at that time, the Company will provide or cause to be provided to Executive the following rights and benefits whether or not Executive’s employment with the Company or its subsidiaries is terminated:
          (a) a lump sum payment in cash equal to the amount of Short-Term Incentive Compensation which would be payable to Executive if the company performance targets (at 100%) with respect to such incentive compensation in effect for the entire year in which the Change in Control occurred had been achieved, payable within 30 days of the Change in Control;
          (b) the number of shares of common stock of the Company that would be payable to Executive under the Company’s Stock Incentive Plan provided, however, that if the Change in Control involves a merger, acquisition or other corporate restructuring where the Company is not the surviving entity (or survives as a wholly-owned subsidiary of another entity), then, in lieu of such shares of common stock of the Company, Executive shall be entitled to receive the consideration he would have received in such transaction in exchange for such shares of common stock; and provided, further, that the Company shall in any case have the right to substitute cash for such shares of common stock of the Company or merger consideration in an amount equal to the fair market value of such shares or merger consideration as determined by the Company including:
(i)	immediate vesting of all Bonus Stock Awards [as defined Company’s Stock Incentive Plan] held by Executive

(ii)	immediate vesting of all outstanding Stock Options held by Executive under the Hillenbrand Industries, Inc. 1996 Stock Options Plan or the Company’s Stock Incentive Plan

(iii)	immediate vesting of all awards of Restricted Stock held by Executive under any Stock Award Agreements (as defined in the Company’s Stock Incentive Plan) with Executive and Hillenbrand Industries, Inc.

(iv)	immediate vesting of all awards of Deferred Stock (as defined in the Company’s Stock Incentive Plan) (also known as Restricted Stock Units) held by Executive under the Company’s Stock Incentive Plan and

(v)	the exercise of any Stock Appreciation Right [(as defined in the Company’s Stock Incentive Plan) within 60 days of a Change in Control as provided by section 7.2 of the Stock Incentive Plan

     Any distribution to be made under this Section 3 shall be made no later than the 15th day of the third month following the Company’s first taxable year in which the Change in Control occurs.
4. Gross-Up on Excess Parachute Payment.
          (a) If any benefit or payment by the Company or its subsidiaries to Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, including any acceleration of vesting or payment) (a “Payment”) is determined to be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, being herein collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that the net amount of such additional payment retained by Executive, after payment of all federal, state and local income and employment taxes (including, without limitation, any federal, state, and local income and employment taxes and Excise Tax imposed on the Gross-Up Payment), shall be equal to the Excise Tax imposed on the Payment. The payment of any Gross-Up Payment shall be made no later than the 15th day of the third month following the Company’s first taxable year in which the Change in Control occurs.
          (b) Subject to the provisions of Section 4(c) hereto, all determinations required to be made under this Section 4, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by an independent accounting firm of nationally recognized standing selected by the Company and which is not serving as accountant or auditor for the Company or the individual, entity or group effecting the Change in Control (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of the notice from Executive that there has been a Payment or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments will not have been made by the Company which should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 4(c) hereof and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and the amount of the Underpayment shall be promptly paid by the Company to or for the benefit of Executive.
          (c) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:
     (i) give the Company any information reasonably requested by the Company relating to such claim;
     (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;
     (iii) cooperate with the Company in good faith in order effectively to contest such claim; and
     (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or federal, state and local income and employment tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 4(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or to contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an after-tax basis, and shall hold Executive harmless from any Excise Tax or federal, state or local income or employment tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. The Company’s control of the contest, however, shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and Executive shall be entitled to settle or contest, as the case may by, any other issue raised by the Internal Revenue Service or any other taxing authority.
          (d) If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 4(c), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of Section 4(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 4(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
          (e) In the event that the Excise Tax is subsequently determined to be less than initially determined by the Accounting Firm, Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is determined (but, if previously paid to the taxing authorities, not prior to the time the amount of such reduction is refunded to Executive or otherwise realized as a benefit by Executive) the portion of the Gross-Up Payment that would not have been paid if the Excise Tax as subsequently determined had been applied in initially calculating the Gross-Up Payment, with the amount of such repayment determined by the Accounting Firm.
5. Confidentiality; Non-Competition.
          (a) This Section 5 is not operative unless or until a Change in Control has occurred. Executive shall not at any time without the prior approval of the Company disclose to any person, firm, corporation or other entity any trade secret, confidential customer information, or other proprietary information not known within the industry or by the public generally regarding the business then being conducted by the Company, including, without limitation, financial information, marketing and sales information and business and strategic plans.
          (b) Executive shall not at any time during the term of this Agreement and within three years following the termination of his employment with the Company, (i) solicit any persons who are employed by the Company to terminate their employment with the Company, and (ii) directly or indirectly (either individually or as an agent, employee, director, officer, stockholder, partner or individual proprietor, consultant or as an investor who has made advances of loan capital or contributions to equity capital), engage in any activity which he knows (or reasonably should have known) to be competitive with the business of the Company as then being carried on. Nothing in this Agreement, however, shall prevent Executive from owning, as an investment, up to two percent (2%) of the outstanding equity capital of any competitor of the Company, shares of which are regularly traded on a national securities exchange or in over-the-counter markets. The restrictions set forth in this Section 5 shall not apply in the event of a termination of Executive’s employment pursuant to Section 1.
6.	Section 409A Acknowledgement.
     Executive acknowledges that he has been advised of, and received advice from his legal and/or tax advisor(s) of, Section 409A, which has significantly changed the taxation of nonqualified deferred compensation plans and arrangements and understands that. Section 409A may affect Executive’s receipt of severance compensation, including the timing thereof.

Executive acknowledges that, notwithstanding anything contained herein to the contrary, both Executive and the Company shall each be independently responsible for assessing their own risks and liabilities under Section 409A that may be associated with any payment made under the terms of this Agreement which may be deemed to trigger Section 409A. Further, the Parties agree that each shall independently bear responsibility for any and all taxes, penalties or other tax obligations as may be imposed upon them in their individual capacity as a matter of law.
     7. Definitions. As used in this Agreement, the following terms shall have the following meanings:
(a)	“Annual Base Salary” means the annualized amount of Executive’s rate of base salary in effect immediately before the Change in Control or immediately before the date of Termination, whichever is greater.

(b)	“Cause” shall have the same meaning set forth in any current employment agreement that the Executive has with the Company or any of its subsidiaries.

(c)	A “Change in Control” shall be deemed to occur on:
(i)	the date that both

(A) any person, corporation, partnership, syndicate, trust, estate or other group acting with a view to the acquisition, holding or disposition of securities of the Company, becomes, directly or indirectly, the beneficial owner, as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (“Beneficial Owner”), of securities of the Company representing 35% or more of the voting power of all Company securities having the right under ordinary circumstances to vote at an election of the Board (“Voting Securities”), other than by reason of (x) the acquisition of Company securities by the Company or any of its subsidiaries or any employee benefit plan of the Company or any of its subsidiaries, (y) the acquisition of Company securities directly from the Company, or (z) the acquisition of Company securities by one or more members of the Hillenbrand Family (which term shall mean [descendants of John A. Hillenbrand and their spouses, trusts primarily for their benefit or entities controlled by them]), and

(B) members of the Hillenbrand Family cease to be, directly or indirectly, the Beneficial Owners of Voting Securities having a voting power equal to or greater than that of such person, corporation, partnership, syndicate, trust, estate or group;

(ii)	the consummation of a merger or consolidation of the Company with another corporation unless

(A) the shareholders of the Company, immediately prior to the merger or consolidation, beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to 50% or more of the voting power of all securities of the corporation surviving the merger or consolidation having the right under ordinary circumstances to vote at an election of directors in substantially the same proportions as their ownership, immediately prior to such merger or consolidation, of Voting Securities of the Company;

(B) no person, corporation, partnership, syndicate, trust, estate or other group beneficially owns, directly or indirectly, 35% or more of the voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation except to the extent that such ownership existed prior to such merger or consolidation; and

(C) the members of the Company’s Board, immediately prior to the merger or consolidation, constitute, immediately after the merger or consolidation, a majority of the board of directors of the corporation issuing cash or securities in the merger;

(iii)	the date on which a majority of the members of the Board consist of persons other than Current Directors (which term shall mean any member of the Board on the date hereof and any member whose nomination or election has been approved by a majority of Current Directors then on the Board);

(iv)	the consummation of a sale or other disposition of all or substantially all of the assets of the Company; or

(v)	the date of approval by the shareholders of the Company of a plan of complete liquidation of the Company.
(d)	“Good Reason” shall have the same meaning set forth in any current employment agreement that the Executive has with the Company or any of its subsidiaries.

(e)	“Normal Retirement Benefit” shall have the meaning set forth in the Pension Plan.

(f)	“Pension Plan” means the Hillenbrand Industries Pension Plan of January 1, 1994 as amended from time to time.

(g)	“Section 409A” means Code Section 409A of the Internal Revenue Code.

(h)	“Short-Term Incentive Compensation” means the Incentive Compensation payable under the Short-Term Incentive Compensation Program, or any successor or other short-term incentive plan or program.

(i)	“Early Retirement Benefits” early retirement benefits shall have the meaning set forth in the pension plan which defines the age at which full, unreduced benefits are available without any early retirement reduction being applied.

(j)	“Executive Life Insurance Bonus Program” shall mean a program under which the Company pays the annual premium for a whole life insurance policy on the life of Executive.

(k)	“Supplemental Pension Plan” means the SERP or any successor long-term supplemental pension plan or program or any other commitment made by the company to provide retirement benefits in addition to those provided by the pension plan trust.

(l)	“Defined Contribution Accounts”, “Matching Accounts”, and “Supplemental Contribution Accounts” shall have the meanings set forth in the Company’s Supplemental Executive Retirement Program (“SERP”).
8. Notice.
          (a) Any discharge or termination of Executive’s employment pursuant to Section 1 shall be communicated in a written notice to the other party hereto setting forth the effective date of such discharge or termination (which date shall not be more than 30 days after the date such notice is delivered) and, in the case of a discharge for Cause or a termination for Good Reason the basis for such discharge or termination.
          (b) For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to 1069 Highway 46 East, Batesville, Indiana 47006 provided that all notices to the Company shall be directed to the attention of the Board with a copy to Vice President and General Counsel, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
     9. No Duty to Mitigate. Executive is not required to seek other employment or otherwise mitigate the amount of any payments to be made by the Company pursuant to this Agreement.

10. Assignment.
          (a) This Agreement is personal to Executive and shall not be assignable by Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.
          (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors. The Company shall require any successor to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, to expressly assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it if no such succession had taken place.
     11. Arbitration. Any dispute or controversy arising under, related to or in connection with this Agreement shall be settled exclusively by arbitration before a single arbitrator in Cincinnati, Ohio, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator’s award shall be final and binding on all parties to this Agreement. Judgment may be entered on an arbitrator’s award in any court having competent jurisdiction.
     12. Integration. This Agreement supersedes and replaces any prior oral or written agreements or understandings in respect of the matters addressed hereby.
     13. Amendment. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. This Agreement supersedes and replaces any other agreement, document or understanding concerning the subject matter hereof.
     14. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
     15. Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
     16. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Indiana without reference to principles of conflict of laws.
     17. Attorney’s Fees. If any legal proceeding (whether in arbitration, at trial or on appeal) is brought under or in connection with this Agreement, each party shall pay its own expenses, including attorneys’ fees.
     18. Term of Agreement. The term of this Agreement shall be one (1) year commencing on the date hereof; provided however, that this Agreement shall be automatically renewed for successive one-year terms commencing on each anniversary of the date of this Agreement unless the Company shall have given notice of non-renewal to Executive at least 30 days prior to the scheduled termination date; and further provided that notwithstanding the foregoing, this Agreement shall not terminate (i) within three years after a Change in Control or (ii) during any period of time when a transaction which would result in a Change in Control is pending or under consideration by the Board. The termination of this Agreement shall not adversely affect any rights to which Executive has become entitled prior to such termination. In addition, Section 5(a) shall survive the termination of this Agreement.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the day and year first above set forth.

HILLENBRAND INDUSTRIES, INC.

By

Patrick D. de Maynadier, Vice President, with authority from the Compensation and Management Development Committee of the Board of Directors

Executive: Peter H. Soderberg